[LETTERHEAD OF BRANDEN T. BURNINGHAM]

February 8, 1999


U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549


Re: Consent to be named in the S-8 Registration Statement of Sierra Holdings Group, Inc., a Nevada corporation (the "Registrant"), SEC File No. 0-23995, to be filed on or about February 8, 1999, covering the registration and issuance of up to 750,000 shares of common stock to two individual consultants.

Ladies and Gentlemen:

     I hereby consent to be named in the above referenced Registration Statement of the Registrant.

                                   Sincerely yours,

                                   /s/ Branden T. Burningham

                                   Branden T. Burningham

cc: Sierra Holdings Group, Inc.